Exhibit 5.2

February 15, 2013

STARWOOD PROPERTY TRUST, INC.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Re:                             Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the offering by the Company of up to 23,455,800 shares (the “Conversion Shares”) of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) issuable upon conversion of (a) $525,000,000 principal amount of the Company’s 4.55% Convertible Senior Notes due 2018 (the “Underwritten Notes”), issuable pursuant to the Underwriting Agreement, dated February 11, 2013 (the “Underwriting Agreement”), by and among the Company and SPT Management, LLC, a Delaware limited liability company, on one side, and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as representatives of the several Underwriters named in Schedule II to the Underwriting Agreement, the “Underwriters”), on the other side; and (b) the offering by the Company of an additional $75,000,000 aggregate principal amount of the Company’s 4.55% Convertible Senior Notes due 2018, issuable pursuant to the Underwriters’ over-allotment option (the “Option Notes” and, together with the Underwritten Notes, the “Notes”).  The Notes will be issued pursuant to a senior indenture, dated as of February 15, 2013, by and between the Company and The Bank of New York Mellon, as Trustee, as amended and supplemented by a supplemental indenture, dated as of February 15, 2013 (as so amended and supplemented, the “Indenture”).  This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.             The Registration Statement on Form S-3ASR (No. 333-186561), as amended or supplemented to date, relating to the Notes, effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 11, 2013 (the “Registration Statement”), in the form in which it was filed with the Commission by the Company;

2.             The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

3.             The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

4.             Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the registration, sale and issuance of the Conversion Shares, certified as of the date hereof by the Secretary of the Company;

5.             A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6.             A certificate executed by Andrew J. Sossen, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4.             All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.             The Conversion Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Capital Stock (as defined in the Charter) contained in Article VII of the Charter.

6.             The Company will issue the Conversion Shares in accordance with the terms of the Notes and the resolutions of the Board authorizing their issuance and, prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

7.             The Company does not intend to issue certificates representing the Conversion Shares.  The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law for any Conversion Shares to be issued, on request by a stockholder of the Company.

8.             The Underwriting Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Registration Statement.

9.             The Indenture is a valid and legally binding contract that conforms to the description thereof set forth in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Conversion Shares have been authorized by all necessary corporate action of the Company and that, upon issuance and delivery of the Conversion Shares as contemplated by the terms of the Notes and the resolutions of the Board, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.             When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the resolutions of the Board and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will be duly authorized, executed and delivered.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

FOLEY & LARDNER LLP

/s/ Foley & Lardner LLP